Exhibit 10.10

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated this 29th day of September, 2005, among SILVERGATE CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), SILVERGATE BANK, a California industrial bank (the “Bank”), and Derek J. Eisele (the “Executive”). The Corporation and the Bank are collectively referred to as the “Employers”.

WITNESSETH

WHEREAS, the Executive is presently an officer of each of the Employers;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)    Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Employers.

(b)    Change in Control of the Corporation. “Change in Control of the Corporation” shall mean a change in the ownership of the Corporation, a change in the effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code.

(c)    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)    Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(e)    Disability. Termination by the Employers of the Executive’s employment based on

“Disability” shall mean the Executive is either (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employers (or any subsidiary).

(f)    Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control of the Corporation based on:

(i)

Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the office of Vice Chairman (or a comparable executive position) of the Employers or a material adverse change made by the Employers in the Executive’s functions, duties or responsibilities with the Employers;

(ii)

Without the Executive’s express written consent, a material reduction by the Employers in the Executive’s base salary as the same may be increased from time to time or a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii)

Without the Executive’s express written consent, the Employers require the Executive to work in an office which is more than 30 miles from the location of the Employers’ current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)	Any purported termination of the Executive’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

(v)	The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 6 hereof.

(g)    IRS. IRS shall mean the Internal Revenue Service.

(h)    Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the

Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 7 hereof.

(i)    Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to the Employers’ salaried employees.

2.    Benefits Upon Termination.    If the Executive’s employment by the Employers shall be terminated subsequent to a Change in Control of the Corporation and during the term of this Agreement by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death or (ii) the Executive for Good Reason, then the Employers shall:

(a)        pay to the Executive in a lump sum as of the Date of Termination an amount equal to the Executive’s then current monthly salary rate (determined by dividing the Executive’s then current Base Salary by twelve (12)) for the number of months otherwise remaining in the term of this Agreement as set forth in paragraph 11 hereof;

(b)        give, at no cost to the Executive, the vehicle which the Employers provided the Executive for his business use immediately prior to the Date of Termination; and

(c)    maintain and provide for a period ending the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no greater cost to the Executive than he is paying as of the Date of Termination, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar types of employee benefit plans, programs and arrangements offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding other types of benefits, plans or arrangements including (w) the Corporation’s Employee Stock Ownership Plan and (y) stock benefit plans of the Corporation or the Bank). In the event that the Employers are unable to provide the benefits set forth in this subparagraph (c) due to the change in Executive’s status to that of a non-employee, the Employer shall include in the lump sum payment due pursuant to the terms of Section 2 the value of the benefits required to be provided by this subparagraph (c). If the benefits described in this Section 2(c) would trigger the penalty tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger the tax and interest penalties shall not be provided, and in lieu of such benefit(s) a lump sum cash payment equal to the present value of such benefit(s) will be provided to the Executive.

3.    Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, the cash payments payable by the Employers pursuant to Section 2(a) hereof shall be reduced, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 2 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employers’ independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.    Mitigation; Exclusivity of Benefits.

(a)    The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)    The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.    Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.    Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank, savings association or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:

Silvergate Capital Corporation

4275 Executive Square, Suite 800

La Jolla, CA 92037

To the Bank:

Silvergate Capital Corporation

4275 Executive Square, Suite 800

La Jolla, CA 92037

To the Executive:

Derek J. Eisele

8162 Via Panacea

San Diego, CA 92129

8.    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Notwithstanding the foregoing, in the event that the Board of Directors of either the Bank or the Corporation determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be amended to comply with Section 409A of the Code then the Board of Directors of either the Bank or the Corporation may amend this Agreement to make any changes required to comply with Section 409A of the Code.

9.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

10.    Nature of Employment and Obligations.

(a)    Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)    Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

11.    Term of Agreement.    This Agreement shall commence on the date of this Agreement and this Agreement shall terminate two (2) years after a Change in Control. This Agreement may not be terminated prior to or subsequent to a Change in Control without the Executive’s consent.

12.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.    Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit

Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

16.    Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect before a panel of three arbitrators selected by the Bank. Arbitration shall occur in La Jolla, California or such other location as may be mutually agreed to by the parties.

The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

17.    Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	SILVERGATE CAPITAL CORPORATION

/s/ John M. Bonino	By	/s/ Dennis S. Frank
Dennis S. Frank, Chairman and CEO

Attest:	SILVERGATE BANK

/s/ John M. Bonino	By	/s/ Dennis S. Frank
Dennis S. Frank, Chairman and CEO

Attest:		EXECUTIVE

/s/ John M. Bonino	By	/s/ Derek J. Eisele
Derek J. Eisele